Exhibit 10.5

[***] PORTIONS OF THIS EXHIBIT HAVE BEEN REDACTED PURSUANT TO ITEM 601(B)(2) OF REGULATIONS S-K AS (I) NOT MATERIAL AND (II) LIKELY TO CAUSE COMPETITIVE HARM IF PUBLICLY DISCLOSED. THE COMPANY HEREBY UNDERTAKES TO FURNISH UNREDACTED COPIES OF THIS EXHIBIT UPON REQUEST BY THE SECURITIES AND EXCHANGE COMMISSION; PROVIDED, HOWEVER, THAT THE COMPANY MAY REQUEST CONFIDENTIAL TREATMENT PURSUANT TO RULE 24B-2 OF THE EXCHANGE ACT FOR SUCH UNREDACTED COPIES OF THIS EXHIBIT.

COMMERCIAL LICENSE AGREEMENT

This COMMERCIAL LICENSE Agreement (the “Agreement”) is made and entered into effective as of February 21, 2023 (the “Effective Date”) by and between INSPIREVAX INC., a corporation incorporated in accordance with the federal laws of Canada, with a registered office at 46 rue de Saint-Tropez, Kirkland, Québec, Canada, H9J 2K6 (“Inspirevax”), and Oragenics, Inc., a Florida corporation having its principal place of business at 4902 Eisenhower Blvd., Suite 125, Tampa, FL 33634 (“Oragenics”). Inspirevax and Oragenics may be referred to herein individually as a “Party”, and collectively as the “Parties.”

Recitals

WHEREAS, Inspirevax owns, licenses, or controls all of the rights, title and interests in and to certain patents and know-how relating to the BDX Product (as defined below), and Inspirevax desires to further research, develop, manufacture, and distribute a Combination Product including the BDX Product therein;

WHEREAS, Inspirevax is willing to grant global exclusive rights to Oragenics in respect of the patents and know-how related to the BDX Product for Oragenics in the Field to conduct non-clinical and clinical research and development trials, manufacture, and distribute the Combination Product in the Territory;

NOW THEREFORE, in consideration of the foregoing and the covenants and promises contained herein, and intending to be legally bound, the Parties agree as follows:

ARTICLE 1

Definitions

As used in this Agreement, the following capitalized terms shall have the following meanings:

1.1 “Affiliate” means, with respect to a particular Party, any other person or entity that directly or indirectly controls, is controlled by, or is in common control with such Party. As used in this Section 1.1, the term “controls” (with correlative meanings for the terms “controlled by” and “under common control with”) means the ownership, directly or indirectly, of more than fifty percent (50%) of the voting securities or other ownership interest of an entity, or the possession, directly or indirectly, of the power to direct the management or policies of an entity, whether through the ownership of voting securities, by contract, or otherwise.

1.2 “Antigen” means a coronavirus protein or other antigenic component or related molecule or molecules which when administered to a mammal, with or without a coadministered adjuvant, gives rise to an immune response against a coronavirus.

1.3 “Applicable Laws” has the meaning set forth in Section 8.2(d)(xi).

1.4 “Authorizations” has the meaning set forth in Section 8.2(d)(xi).

1.5 “BDX Product” means BDX300 or BDX301, a novel lipid-protein based adjuvant, as further described in Schedule C.

1.6 “Claims” has the meaning set forth in Section 9.1.

1.7 “Combination Product” means an intra-nasal vaccine composed of the BDX Product and the Antigen.

1.8 “Commercialization” means any and all activities, other than Development and manufacturing activities, directed or relating to the offering for sale or sale of a product, including activities relating to marketing, promoting, distributing, selling and offering to sell such product. For clarity, Commercialization activities shall also include planning and implementation, booking of sales, pricing and reimbursement activities, subject as applicable to the terms and conditions of this Agreement.

1.9 “Confidential Information” means each Party’s Information disclosed pursuant to this Agreement or any other confidentiality agreement between the Parties and shall include, without limitation, manufacturing, technical, marketing, financial, personnel and other business information and plans, whether in oral, written, graphic or electronic form.

1.10 “Control” means, with respect to Information, a Patent or any other form of intellectual property, that a Party owns or has a license from a Third Party and has the ability to grant a license or sublicense as required under this Agreement without violating the terms of any agreement or other arrangement with any Third Party.

1.11 “Delivery Improvements” means any improvements, development and intellectual property, whether developed or reduced to practice pursuant to the terms of the Research Agreement or this Agreement, including the study and clinical data (including the Study Data) related to the nasal delivery of the BDX Product alone or in combination with another moiety. For the avoidance of doubt, rights solely related Delivery Improvements do not include any rights and/or assets related to the Combination Product and/or Antigen.

1.12 “Development” means all activities, or requested or required by a Regulatory Authority as a condition or in support of, seeking, obtaining, maintaining or expanding any Regulatory Approval (including the Marketing Authorization) in country of the Territory, including activities related to research, preclinical and other non-clinical testing, quality assurance/quality control, clinical studies, statistical analysis and report writing, the preparation and submission of Regulatory Approval applications. When used as a verb, “Develop” means to engage in Development.

1.13 “FDA” has the meaning set forth in Section 8.2(d)(xi).

1.14 “Field” means the use of intra-nasal vaccines in humans for the prevention or treatment of diseases caused by coronaviruses and any genetic variants thereof.

1.15 “Governmental Authority” means any supra-national, federal, national, state, regional, local, municipal, provincial or other Governmental Authority of any nature (including any governmental division, prefecture, subdivision, department, agency, bureau, branch, office, commission, council, court, arbitral body or other tribunal).

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1.16 “Gross Revenues” shall mean gross revenues, as defined in accordance with IFRS.

1.17 “GSK License” means the license agreement entered into Inspirevax, previously known as Biodextris Inc., and ID Biomedical Corporation dated October 12, 2017, as amended from time to time.

1.18 “IFRS” means the International Financial Reporting Standards, as issued by the International Accounting Standards Board.

1.19 “Information” means information, results and data of any type whatsoever, in any tangible or intangible form whatsoever, including without limitation, databases, inventions, practices, methods, techniques, technical information and data, specifications, formulations, formulae, knowledge, know-how, skill, experience, information related to manufacturing, marketing, financials, personnel, the Party’s respective businesses and business plans, test data including pharmacological, biological, chemical, biochemical, toxicological and clinical test data, analytical and quality control data, stability data, studies and procedures, and patent and other legal information or descriptions.

1.20 “Inspirevax Improvements” has the meaning set forth in Section 6.1(a).

1.21 “Inspirevax Indemnitees” has the meaning set forth in Section 9.2.

1.22 “JDC” has the meaning set forth in Section 2.1.

1.23 “Inspirevax Know-How” means all Information related to the BDX Products (other than Inspirevax Patents) that (a) is Controlled by Inspirevax as of the Effective Date, and (b) is reasonably required or useful for Oragenics to conduct the applicable clinical and non-clinical research and trials, manufacture and distribution of the Combination Product.

1.24 “Inspirevax Patents” means all Patents set forth in Schedule B hereto as related to the BDX Products.

1.25 “Marketing Authorization” shall mean the Regulatory Approvals granted by the relevant Governmental Authority in a jurisdiction of the Territory that entitles the holder thereof to Commercialize the Product in the relevant jurisdiction of the Territory.

1.26 “Milestone Payment” has the meaning set forth in Section 5.2(a).

1.27 “Oragenics Indemnitees” has the meaning set forth in Section 9.1.

1.28 “Patents” means (a) all registered patents and patent applications (including provisional applications), (b) any substitutions, divisions, continuations, continuations-in-part, reissues, renewals, registrations, requests for continued examination, confirmations, re-examinations, extensions, supplementary protection certificates and the like of the foregoing, and (c) any foreign or international equivalents of any of the foregoing.

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1.29 “Person” includes a natural person, partnership, limited partnership, limited liability partnership, syndicate, sole proprietorship, corporation or company (with or without share capital), limited liability company, joint-stock company, trust, unincorporated association, joint venture or other entity or Governmental Authority.

1.30 “Personnel Assistance” has the meaning set forth in Section 5.7(b).

1.31 “Prime Rate” means the rate of interest, expressed as an annual rate in effect from time to time, as charged by Bank of America from time to time as its prime rate with respect to commercial loans made in US dollars in the United States of America to its commercial borrowers.

1.32 “Proposed Terms” has the meaning set forth in Section 12.2.

1.33 “Regulatory Approval” means, with respect to the Combination Product in each jurisdiction of the Territory, any and all approvals, licenses, registrations, or authorizations of any Regulatory Authority necessary to Develop and Commercialize such Combination Product in any part of the Territory.

1.34 “Regulatory Authority” means any applicable Governmental Authority or non-governmental pricing and/or reimbursement authority that regulates or otherwise exercises authority with respect to the Development, manufacture or Commercialization of a Combination Product in the Territory.

1.35 “Research Agreement” means that certain research agreement entered between the Parties dated February 25, 2022, as amended from time to time.

1.36 “Study Data” has the meaning set forth in Section 6.1(b).

1.37 “Sublicensee” has the meaning set forth in Section 3.5.

1.38 “Support Memorandum” has the meaning set forth in Section 12.2.

1.39 “Term” has the meaning set forth in Section 11.1.

1.40 “Territory” means worldwide.

1.41 “Third Party” means any individual or entity other than the Parties or their respective Affiliates.

1.42 “Licensed Technology” means the Inspirevax Patents, Inspirevax Know-How and Inspirevax Improvements.

1.43 “Royalty Payments” has the meaning set for in Section 5.3.

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1.44 “Net Sales” means (a) the Gross Revenues during the term of this Agreement recognized by Oragenics or any of its Affiliates or Sublicensees with respect to sales of the Combination Products, less: (b) (i) shipping costs paid in connection with shipping the Combination Products to customers; (ii) customer credits and returns actually resulting in a refund of amounts paid to Oragenics with respect to rejected, damaged or returned Combination Products; (iii) sales or use taxes collected by Oragenics on behalf of a Governmental Authority and specifically attributable to the Combination Products to the extent included in the Gross Revenues; and (iv) duties, tariffs, customs, government fees, and taxes paid by Oragenics specifically attributable to the import of Combination Products to the extent included in the Gross Revenues or indicated separately in the invoices for the Combination Products, in each case in accordance with Oragenics’ generally applicable internal accounting practices and procedures thereto from time to time in effect and consistently applied across product lines and in accordance with IFRS. Notwithstanding the foregoing, sales of the Combination Products by Oragenics to an Affiliate for resale by such Affiliate shall not be counted in “Net Sales” unless such Affiliate is an end-user and “Net Sales” shall be determined, consistently with the definition of “Net Sales,” by such Affiliate upon resale.

1.45 “Net Sublicensing Revenues” means, with respect to each sublicense of any rights herein, all cash and non-cash consideration (including up-front, milestone, royalty and other similar payments) received from time to time by Oragenics in connection with such sublicense.

ARTICLE 2

Governance

2.1 Committee. The Parties will form a joint development committee (“JDC”) within fifteen (15) days of the Effective Date. The JDC will consist of up to three (3) representatives from each Party with appropriate expertise to serve as members of such Committee and will be chaired by Oragenics. The JDC will meet on a schedule to be agreed upon in good faith by both Parties. The chairperson of the JDC shall be responsible for calling meetings, preparing and circulating an agenda in advance of each meeting of the JDC, and preparing and issuing minutes of each meeting within fifteen (15) days thereafter. To the extent the meetings are held in person, the Parties will cooperate in good faith to select the meeting location.

2.2 JDC Purpose. The JDC’s purpose and responsibility is to: (i) facilitate communication between the Parties; (ii) provide updates to non-clinical and clinical development and regulatory strategy and filings; (iii) identify and resolve differences in approach to non-clinical, clinical and regulatory strategy; (iv) provide Inspirevax the opportunity to review, discuss and propose modifications for use of the Combination Product in toxicology studies and clinical trials and any Investigators Brochure; (v) provide Inspirevax the opportunity to review, discuss and propose modifications to sections of the draft Clinical Study Report that reference the Combination Product prior to finalization and beyond the Term if necessary; and (vi) so long as Oragenics has not assigned this Agreement to, or entered into a sublicense with a Commercialization partner covering all or substantially all of the rights granted under Section 3.1, provide Inspirevax the opportunity to review, discuss and propose modifications to the selection process of manufacturers of any BDX Product and manufacturing agreements solely for the BDX Product. The JDC will also discuss strategies for the long-term commercial supply of the BDX Product. The JDC shall have the obligation to exercise its authority consistent with the respective purpose for the JDC as stated herein and any such decisions shall be made in good faith.

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2.3 JDC Decision-Making. In the event that the JDC cannot reach unanimous agreement on a particular matter within thirty (30) days of its initial consideration of such matter, then (A) each Party shall provide written notice of the dispute to its Chief Executive Officer. The Chief Executive Officers of each of the Parties will meet at least once in person or by means of telecommunication (telephone, video, or web conferences) to discuss the dispute and resolve it through good faith negotiations within thirty (30) days after submission of such dispute to the Chief Executive Officers. (B) If the dispute is not resolved within thirty (30) days after submission to the Chief Executive Officer of each Party, the Chief Executive Officer of Oragenics shall have the authority to finally resolve such dispute. Notwithstanding the foregoing, as an alternative to the dispute resolution step outlined in sub-paragraph (B), if the dispute relates solely to a BDX Product and such dispute will affect the value of the BDX Product outside the Agreement, the Chief Executive Officer of Inspirevax shall have the authority to finally resolve the dispute.

ARTICLE 3

License Grants

3.1 License to Oragenics. Subject to the terms and conditions of this Agreement, Inspirevax hereby grants to Oragenics an exclusive license to the Licensed Technology in the Field, with the right to sublicense subject to Section 3.5, to conduct chemistry, manufacturing and control activities, non-clinical and clinical research development and trials, manufacture and distribute the Combination Product in the Field and in the Territory.

3.2 Non-Permitted Use. Oragenics hereby covenants that it shall not, nor shall it permit any Affiliate and, if applicable, licensee or Sublicensee, to use or practice, directly or indirectly, any Licensed Technology for any purposes other than those expressly permitted by this Agreement. Without limiting the generality of the foregoing, Oragenics shall not:

(a) permit any Affiliate, licensee or Sublicensee to conduct chemistry, manufacturing and control activities, non-clinical and clinical research development and trials as regards to BDX Products as a stand-alone product and not as part of a Combination Product; and

(b) sell, distribute or permit any Affiliate, licensee or Sublicensee to sell or distribute any BDX Products as a stand-alone product and not as part of a Combination Product.

3.3 Reserve of Rights. Except for those rights expressly granted to Oragenics hereunder, all rights, express or implicit, with respect to the Licensed Technology belong exclusively to Inspirevax. Without limiting the generality of the foregoing, nothing herein shall limit or restrict Inspirevax’s right to directly or indirectly (a) conduct research and development with respect to any product excluding the Combination Product for use in the Field, (b) enhance and improve the BDX Products, as a standalone product or as part of another product excluding the Combination Product for use in the Field (c) manufacture and supply or have manufactured and supplied the BDX Products, as a standalone product or as part of another product excluding the Combination Product for use in the Field (including supply by such CDMO approved hereunder for the manufacture of the BDX Products), or (d) license, market, distribute or sell any BDX Product or any improvement thereof for any indication outside the Field throughout the Territory.

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3.4 Rights to Clinical and Regulatory Data and Results. Oragenics shall share the Study Data, together with all related reports, regulatory filings, and communications with and from regulatory authorities, all of which constitutes Confidential Information, with Inspirevax through the JDC under terms of confidentiality. Notwithstanding such confidentiality obligations, Inspirevax shall be permitted, directly or in conjunction with or through partners or other collaborators, to reference the Confidential Information referenced in this paragraph in future regulatory filings to the extent reasonably required. Except for regulatory filings, Inspirevax shall seek prior approval from Oragenics to use the data and results for any purpose, which approval shall not be unreasonably withheld, delayed or conditioned. Inspirevax will have a royalty-free, perpetual, and worldwide right to use such Study Data subject to the limitations above.

3.5 Sublicenses. Any sublicense granted by Oragenics shall (a) be consistent with the terms and conditions of this Agreement and not relieve Oragenics of its obligations hereunder, (b) obligate each Sublicensee to comply with the terms and conditions of this Agreement by agreeing in writing to be bound by substantially the same terms and conditions as Oragenics herein, and (c) automatically terminate upon the termination of this Agreement unless the survival thereof has been expressly approved by Inspirevax in writing. Each Person granted such a sublicense in compliance with the provisions of this Section 3.5 shall be referred to herein as a “Sublicensee”. Oragenics shall provide Inspirevax with a fully signed non-redacted copy and amendments of each sublicense agreement within ten (10) days after execution (with an official English translation if the sublicense is in any language other than English). Oragenics will be responsible for the performance of any obligations of its sublicensee. Oragenics will pay Inspirevax twenty percent (20%) of all Net Sublicensing Revenues payable by Sublicensees to Oragenics in connection with the sublicensees rights or under the terms of any sublicense agreement. Oragenics shall ensure that each Sublicensee possesses the necessary skills, resources and experience to enable it to perform the obligations sublicensed in accordance with the terms and conditions of this Agreement.

ARTICLE 4

Other Rights and Obligations

4.1 Development and Commercialization. Oragenics shall use its best efforts to Develop, manufacture and Commercialize at least one Combination Product throughout the Territory and maximize the returns to each Party under this Agreement. Without limiting the generality of the foregoing, Oragenics shall be solely responsible for the Development of the Combination Products, including, without limitation, conducting and financing of the non-clinical and clinical research and trials as well as the process development of the Combination Product, and the BDX Product as a part thereof, by an appropriate CDMO for use in Phase 2b/3 clinical studies conducted under this Agreement with the review and guidance of the JDC as referenced in ARTICLE 2. Oragenics’ financial obligations also includes the costs associated with obtaining a sufficient amount of the BDX Product from Inspirevax to enable Oragenics to perform the research and trials under this Agreement, including, but not limited to the costs for BDX Product to enable the pre-clinical toxicology, clinical development planning and association characterization and stability data. To the extent any Third Party is utilized in the future in relation to testing of the BDX Product, the Parties will work together in good faith to enter into separate agreements with any such Third Party, whether it be an agreement between Oragenics and such Third party or an agreement with Inspirevax and such Third Party with Inspirevax charging amounts paid back to Oragenics.

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4.2 BDX Product Cost and Option. Under the terms of the Research Agreement, Oragenics purchased [***] milligrams (protein content of BDX Product as measured by Lowry Assay) of the BDX Product from Inspirevax produced under Good Manufacturing Practice (GMP) standards to enable pre-clinical studies, final product stability studies, GLP toxicology studies, and the clinical studies at a price of [***] per milligram. Prices and inventory for GMP and non-GMP categories of BDX Products as of the Effective Date (the “Existing Inventory”) are shown in Schedule C. Oragenics will further have a first right of negotiation for the purchase of the Existing Inventory. These purchase prices will give Oragenics access to bulk product stability study data, as well as methods related to the BDX Product, as required. In the event that Oragenics wishes to be supplied quantities of BDX Products in addition to the Existing Inventory following the Effective Date, the Parties will negotiate in good faith the terms and conditions of an agreement for the manufacture and availability of the future lots of the BDX Product.

4.3 Information and Reporting. Oragenics will keep Inspirevax reasonably informed about Oragenics’ Development and Commercialization efforts and progress (including those of its Affiliates, licensees, Sublicensees and Third Parties contractor, as applicable) under this Agreement through the JDC as referenced in Article 2. In addition, Oragenics shall provide Inspirevax with a report of the progress of such Development, manufacture and Commercialization on an annual basis on each anniversary of the Effective Date or with such alternative degree of frequency as the Parties may otherwise agree in writing. If upon receiving such a report of progress Inspirevax does not reasonably believe that Oragenics is exercising its best efforts to progress the Development, manufacture, and Commercialization at least one Combination Product, then upon request by Inspirevax, the Parties will meet to discuss Inspirevax’s concerns and potential remedies. If, during the six (6) month period following such meeting, there is continued inactivity or failure by Oragenics, its Affiliates or its Sublicensees to progress any Combination Product Development, manufacture and Commercialization program, then Inspirevax shall have the option, upon 60 days’ written notice to Oragenics, to convert the licenses granted hereunder to non-exclusive or terminate this Agreement and if BDX does not demonstrate that it is using its best efforts to progress the Development, manufacture and Commercialization at least one Combination Product during such 60 day notice period, then the option selected by Inspirevax in such written notice shall take effect upon the expiration of such 60 day delay.

4.4 Compliance with Law. Each Party shall comply, and Oragenics shall ensure that its Affiliates, licensees, Sublicensees and Third Party contractors comply, with all applicable laws, regulations, and guidelines applicable to the Development and Commercialization of the Combination Product.

4.5 Manufacturing Rights.

(a) So long as Oragenics has not assigned this Agreement to, or entered into a sublicense with a Commercialization partner covering all or substantially all of the rights granted under Section 3.1, the Parties acknowledge that they share a mutual interest in having a single Third Party manufacturer, or one of the Parties, manufacture and supply the BDX Products to the Parties and their Affiliates for Commercialization. Oragenics use of such BDX Products will be limited to being part of the Combination Product in the Field in the Territory.

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(b) Each Party’s manufacturing agreements with a Third Party manufacturer must, among other things, provide that the other Party will have the right to enter into independent contracts for the supply of the BDX Product with such Third Party manufacturers, on terms and conditions to be negotiated between each manufacturer and the other Party from time to time.

ARTICLE 5

Compensation and Contributions

5.1 Signature Fee. Within fifteen (15) days of the Effective Date of the Research License Agreement, Oragenics paid Inspirevax the one lump sum payment of [***] as a signature fee thereunder. Within thirty (30) days of the Effective Date of this Agreement, Oragenics will pay Inspirevax one lump sum payment of [***] as a signature fee hereunder, failing which this Agreement will be null and void, ab initio.

5.2 Milestones and Timelines

(a) Oragenics Milestones and Timelines. Oragenics will use its best efforts to Develop, manufacture and Commercialize at least one Combination Product and maximize the returns to each Party under this Agreement. Without limiting the generality of the foregoing, Oragenics shall achieve the following in accordance with the timeline set forth below:

(i) First subject enrolled in first study by [***];

(ii) First subject enrolled in Phase 2a Study by [***];

(iii) First subject enrolled Phase 3 registration trial by [***]; and

(iv) First Marketing Approval application submitted by [***].

(b) Milestone Payments. Subject to the terms and conditions of this Agreement, upon the first instance of attainment of the milestones as set forth below (unless otherwise provided therein), Oragenics has agreed to make certain milestone payments (each a “Milestone Payment” and together “Milestone Payments”) as set forth in this Section 5.2(b). Oragenics shall immediately advise Inspirevax of the attainment of milestone set forth below and Inspirevax shall thereafter issue an invoice to Oragenics for the applicable Milestone Payment, and the Milestone Payments are each payable in cash by wire transfer to the account specified by Inspirevax within thirty (30) days of the applicable invoice. The Milestone Payments payable by Oragenics to Inspirevax upon achievement of each milestone event are as follows:

(i) a one-time Milestone Payment of [***] upon Oragenics’ positive decision on an appropriate nasal-spray device, based on compatibility and characterization of the device for use in the first clinical trial;

(ii) one-time Milestone Payment of [***] upon the first patient dosed in the first Phase 2a clinical trial under this Agreement;

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(iii) a one-time Milestone Payment of [***] upon the first patient dosed in the first Phase 2b/3 clinical trial under this Agreement;

(iv) a one-time Milestone Payment of [***] upon a Biologics License Application (BLA) submission for the Combination Product to the United States FDA;

(v) a one-time Milestone Payment of [***] upon the first filing for marketing authorization for the Combination Product outside of the United States;

(vi) additional Milestone Payments of [***] upon each additional filing for marketing authorization for the Combination Product outside of the United States, which is capped at five additional filings (i.e., not to exceed [***] in the aggregate);

(vii) a one-time Milestone Payment of [***] upon the first commercial sale of the Combination Product in the United States;

(viii) a one-time Milestone Payment of [***] upon the first commercial sale of the Combination Product in Europe;

(ix) a one-time Milestone Payment of [***] upon the first commercial sale of the Combination Product outside of the United States and Europe; and

(x) additional Milestone Payments of [***] upon each commercial sale of the Combination Product outside of the United States and Europe, which is capped at five additional countries/regions (i.e., not to exceed [***] in the aggregate).

5.3 Royalty Payments. During the Term of this Agreement, Oragenics shall pay Inspirevax a royalty of (a) [***] of Net Sales until cumulative Gross Revenues resulting from the sales of Combination Products reach a total t[***] and (b) upon the cumulative Gross Revenues resulting from the sales of Combination Products exceeding [***], the royalty payable by Oragenics shall be reduced to [***] of Net Sales (collectively, the “Royalty Payments”). Oragenics shall pay to Inspirevax the Royalty Payments due and owing under this Agreement for each calendar quarter ending on March 31, June 30, September 30, and December 31 within thirty (30) days of the end of such calendar quarter. Royalty payments shall be accompanied by a Royalty Report substantially in the form attached as Schedule A.

5.4 Currency; Method of Payment. All payments due hereunder shall be made in US Dollars by direct transfer to the bank account notified to Oragenics by Inspirevax from time to time. When applicable, any amounts which require conversion to US dollars hereunder, shall be converted based on the average of the daily 2:15 pm (CET) spot rate published by the OANDA (www.oanda.com) for the respective currency and for the given period.

5.5 Interest. Any and all amounts payable pursuant to this Agreement, including, without limitation, the Royalty Payments and Milestone Payments, and which are outstanding at any time in whole or in part beyond the delay provided for payment shall bear interest at an annual rate equal to the Prime Rate from time to time plus 4%, calculated daily and payable monthly in arrears on the last day of each and every month, with interest on all overdue interest at the same rate and calculated and payable in the same manner.

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5.6 Audit.

(a) Oragenics shall, at its own expense and in accordance with IFRS, prepare and maintain complete and accurate records and books of account containing all information required for the computation and verification of the Net Sales and Royalty Payments and shall maintain such records for a period of five (5) years after the last day of the Term (or such longer period as may be required by applicable laws).

(b) Oragenics shall, upon reasonable request, permit an internal representative or an independent certified public accountant in each case selected and paid for by Inspirevax to have free access during regular business hours to Oragenics’ offices, files, books and account and other records relating to the previous five (5) calendar years, for the purpose of verifying and auditing the information to be provided by Oragenics to Inspirevax pursuant to Section 5.3, each Royalty Statement and the calculation of the Net Sales and Royalty Payments.

(c) The cost of such inspection, examination or audit shall be borne by Inspirevax unless such inspection, examination or audit reflects an underpayment of five percent (5%) or more in the Royalty Payments remitted and reported by Oragenics and the actual Royalty Payments due pursuant to Section 5.3, in which case such costs shall be paid by Oragenics upon presentation of the applicable invoices.

(d) In the event of any such underpayment, Oragenics shall within ten (10) business days pay to Inspirevax any unremitted amounts of Royalty Payments with interest as stipulated in Section 5.5, calculated from the 30th day following the date on which same was due and payable.

5.7 Inspirevax Contributions. In consideration of Oragenics’ payments to Inspirevax, Inspirevax agrees to the following contributions:

(a) Upon request by Oragenics, Inspirevax agrees to provide sufficient and reasonable regulatory support for the BDX Product to enable a Phase 1/2a clinical trial to be conducted in the United States of America as well as Phase 2b/3 clinical trials.

(b) Inspirevax agrees to provide support from appropriate Inspirevax personnel with sufficient expertise in non-clinical, clinical, regulatory and chemistry, manufacturing and controls aspects of the BDX Product (“Personnel Assistance”) to enable Phase 1/2a and Phase 2b/3 clinical trials to be conducted with the BDX Product, and to provide BDX Product-specific information required to regulatory filings for the BDX Product the whole, at an hourly rate of [***] for executive management personnel and [***] for management personnel. Inspirevax agrees that the following actions will not be considered as Personnel Assistance: (i) participation time of any Inspirevax personnel on the JDC; (ii) processing of any Milestone Payments; and (iii) time spent by Inspirevax personnel on general business activities related to this Agreement outside of providing the specific expertise described in this Section 5.7(b).

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ARTICLE 6

Intellectual Property

6.1 Ownership.

(a) Subject to the license granted under Section 3.1, all rights in the BDX Product and the Licensed Technology shall remain with Inspirevax. All rights, including any and all intellectual property rights, in any invention conceived, reduced to practice or developed by the Parties, jointly, or by a party alone, pursuant to this Agreement and solely arising from, or solely related to the BDX Product, the Licensed Technology or the Delivery Improvements (collectively, the “Inspirevax Improvements”) will be owned by Inspirevax. The Inspirevax Improvements will be part of the Licensed Technology as of their time of conception. Oragenics’ will have the right to use the Delivery Improvements only in connection with a Combination Product. For the avoidance of doubt, Delivery Improvements do not include the Antigen or the Combination Product.

(b) Oragenics shall own all data and results generated from the research and clinical and non-clinical trials performed under this Agreement in relation to a Combination Product (the “Study Data”), excluding, for avoidance of doubt, any data arising from CMC activities solely relating to the BDX Products and research and clinical and non-clinical trials solely relating to the Delivery Improvements. Further as between the parties, all the rights, including any and all intellectual property rights, in any invention conceived, reduced to practice or developed by the Parties, jointly, or by a Party alone, pursuant to this Agreement and solely arising from, or solely related to the Combination Product or the Antigen, but excluding, for the avoidance of doubt, the Inspirevax Improvements, will be owned by Oragenics (“Oragenics IP”).

(c) All rights, technology, and intellectual property (i) owned by Oragenics or licensed from a Third Party by Oragenics as of the Effective Date, or (ii) thereafter developed by Oragenics outside the scope of this Agreement, shall be owned by and remain the property of Oragenics; provided however that Oragenics hereby assign, and shall cause to assign its Affiliates, licensees, Sublicensees and Third Party contractors, to Inspirevax, all rights, title and interest, including any invention and other intellectual property right, if any, developed or reduced to practice under the Research Agreement, solely arising from, or solely related to: the BDX Product, the Licensed Technology or the Delivery Improvements.

(d) All rights, technology, and intellectual property (i) owned by Inspirevax or licensed from a Third Party by Inspirevax as of the Effective Date, or (ii) thereafter developed by Inspirevax outside the scope of this Agreement, shall be owned by and remain the property of Inspirevax.

(e) In all other instances, to the extent a Party solely conceives, reduces to practice or develops an invention under this Agreement, that Party will own all rights, including any and all intellectual property rights, in such invention. To the extent the Parties jointly conceive, reduce to practice or develop an invention under the definitive agreement, such inventions shall be jointly owned by the Parties.

(f) The Parties will cooperate together in good faith on any additional measures that may need to be taken for any Party to protect and document its intellectual property rights and ownership.

(g) Inspirevax will control the application, prosecution and maintenance of the Inspirevax Patents and Inspirevax Improvements, at Inspirevax’s expense.

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(h) Oragenics will control the application, prosecution, and maintenance of the Patent(s) relating to the Oragenics IP, at Oragenics’ expense. Inspirevax will have the right to review any patent application regarding the Oragenics IP sufficiently in advance of the filing for the purpose of restricting the terms of a filing that includes unpublished information, Confidential Information, or know-how related, in whole or in part, to the BDX Product, the Licensed Technology, or the Inspirevax Improvements.

ARTICLE 7

Confidentiality

7.1 Confidentiality. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, each Party agrees that it shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as provided for in this Agreement any Confidential Information disclosed to it by the other Party pursuant to this Agreement, except to the extent that the receiving Party can demonstrate by competent evidence that specific Confidential Information:

(a) was already known to the receiving Party, other than under an obligation of confidentiality, at the time of disclosure by the other Party;

(b) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving Party;

(c) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving Party in breach of this Agreement;

(d) was disclosed to the receiving Party, other than under an obligation of confidentiality to a Third Party, by a Third Party who had no obligation to the disclosing Party not to disclose such information to others; or

(e) was independently discovered or developed by the receiving Party without the use of Confidential Information belonging to the disclosing Party, as documented by the receiving Party’s written records.

The foregoing non-use and non-disclosure obligation shall continue (i) indefinitely, for all Confidential Information that qualifies as a trade secret under applicable law; or (ii) for the Term of this Agreement and for seven (7) years thereafter, in all other cases.

7.2 Authorized Disclosure. Notwithstanding the limitations in this ARTICLE 7, either Party may disclose the Confidential Information belonging to the other Party to the extent such disclosure is reasonably necessary in the following instances:

(a) complying with applicable laws or regulations or valid court orders, provided that the Party making such disclosure provides the other Party with reasonable prior written notice of such disclosure and makes a reasonable effort to obtain, or to assist the other Party in obtaining, a protective order preventing or limiting the disclosure and/or requiring that the terms and conditions of this Agreement be used only for the purposes for which the law or regulation required, or for which the order was issued;

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(b) to regulatory authorities in order to seek or obtain approval to conduct clinical trials, or to gain regulatory approval, of the Combination Product or any products being developed by Inspirevax or its other licensees and/or channel partners or collaborators, provided that the Party making such disclosure (i) provides the other Party with reasonable opportunity to review any such disclosure in advance and to suggest redactions or other means of limiting the disclosure of such other Party’s Confidential Information and (ii) does not unreasonably reject any such suggestions;

(c) disclosure to investors and potential investors, acquirers, or merger candidates who agree to maintain the confidentiality of such information, provided that such disclosure is used solely for the purpose of evaluating such investment, acquisition, or merger (as the case may be); and

(d) disclosure on a need-to-know basis to Affiliates, licensees, Sublicensees, employees, consultants or agents who agree to be bound by obligations of confidentiality and non-use at least equivalent in scope to those set forth in this ARTICLE 7.

7.3 Terms of the Agreement. Each Party shall treat the terms of this Agreement as the Confidential Information of the other Party.

ARTICLE 8

Representations And Warranties

8.1 Representations and Warranties of Oragenics. Oragenics hereby represents and warrants to Inspirevax that, as of the Effective Date:

(a) Corporate Power. Oragenics is duly organized and validly existing under the laws of Florida and has corporate full power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Oragenics is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Oragenics’ behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Oragenics and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Oragenics does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Oragenics is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

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(d) Additional Intellectual Property Representations.

(i) Oragenics has entered into agreements with each of its current and former officers, employees and consultants involved in research and development under the Research Agreement or this Agreement, providing for, to the extent permitted by law, an assignment of their rights, with title and ownership to patents, patent applications, trade secrets and inventions conceived, their rights, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by Inspirevax (except where the failure to have entered into such an agreement would not have a material adverse effect on the rights granted to Inspirevax herein), and Oragenics is not aware that any of its employees or consultants is in material violation thereof; and

(ii) To Oragenics’ knowledge, no employee of Oragenics is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer (A) where the basis of such violation relates to such employee’s employment with Oragenics or actions undertaken by the employee while employed with Oragenics and (B) where such violation is relevant to the use of the Antigen in the Field.

8.2 Representations and Warranties of Inspirevax. Inspirevax hereby represents and warrants to Oragenics that, as of the Effective Date:

(a) Corporate Power. Inspirevax is duly organized and validly existing under the federal laws of Canada and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

(b) Due Authorization. Inspirevax is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person executing this Agreement on Inspirevax’s behalf has been duly authorized to do so by all requisite corporate action.

(c) Binding Agreement. This Agreement is a legal and valid obligation binding upon Inspirevax and enforceable in accordance with its terms, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors’ rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. The execution, delivery and performance of this Agreement by Inspirevax does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound. Inspirevax is aware of no action, suit or inquiry or investigation instituted by any governmental agency which questions or threatens the validity of this Agreement.

(d) Additional Intellectual Property Representations.

(i) Subject to the assignment under Section 6.1(c), Inspirevax possesses sufficient rights to enable it to grant all rights and licenses it purports to grant to Oragenics with respect to the Licensed Technologies under this Agreement;

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(ii) Inspirevax has not granted, and during the Term Inspirevax will not grant, any right or license, to any Third Party under the Licensed Technology that conflicts with the rights or licenses granted or to be granted to Oragenics hereunder;

(iii) To Inspirevax’s knowledge, there is no pending litigation, and Inspirevax has not received any written notice of any claims or litigation, seeking to invalidate or otherwise challenge the Licensed Technology or Inspirevax’s rights therein;

(iv) To Inspirevax’s knowledge, none of the Licensed Technology is subject to any pending re-examination, opposition, interference or litigation proceedings;

(v) All of the Inspirevax Patents have been filed and prosecuted in accordance with all applicable laws and have been maintained, with all applicable fees with respect thereto (to the extent such fees have come due) having been paid;

(vi) Inspirevax has entered into agreements with each of its current and former officers, employees and consultants involved in research and development work, including development of the BDX Product and Licensed Technology, providing for, to the extent permitted by law, an assignment of their rights, with title and ownership to patents, patent applications, trade secrets and inventions conceived, developed, reduced to practice by such person, solely or jointly with other of such persons, during the period of employment by Inspirevax (except where the failure to have entered into such an agreement would not have a material adverse effect on the rights granted to Oragenics herein), and Inspirevax is not aware that any of its employees or consultants is in material violation thereof;

(vii) To Inspirevax’s knowledge, there is no infringement, misappropriation or violation by third parties of the Licensed Technology in the Field;

(viii) There is no pending or, to Inspirevax’s knowledge, threatened action, suit, proceeding or claim by others against Inspirevax that Inspirevax infringes, misappropriates or otherwise violates any intellectual property or other proprietary rights of others in connection with the use of the Licensed Technology, and Inspirevax has not received any written notice of such claim;

(ix) To Inspirevax’s knowledge, no employee of Inspirevax is the subject of any claim or proceeding involving a violation of any term of any employment contract, patent disclosure agreement, invention assignment agreement, non-competition agreement, non-solicitation agreement, non-disclosure agreement or any restrictive covenant to or with a former employer (A) where the basis of such violation relates to such employee’s employment with Inspirevax or actions undertaken by the employee while employed with Inspirevax and (B) where such violation is relevant to the use of the Licensed Technology in the Field;

(x) To Inspirevax’s knowledge, none of the Inspirevax Patents have been adjudged invalid or unenforceable by a court of competent jurisdiction or applicable government agency, in whole or in part, and there is no pending or, to Inspirevax’s knowledge, threatened action, suit, proceeding or claim by others challenging the validity or scope of any such Inspirevax Patents; and

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(xi) Except as otherwise disclosed in writing to Oragenics, to Inspirevax’s knowledge it: (A) is in material compliance with all statutes, rules or regulations applicable to the ownership, testing, development, manufacture, packaging, processing, use, distribution, marketing, labeling, promotion, sale, offer for sale, storage, import, export or disposal of the BDX Product (“Applicable Laws”); (B) has not received any FDA Form 483, notice of adverse finding, warning letter, untitled letter or other correspondence or notice from the United States Food and Drug Administration (the “FDA”) or any other federal, state, local or foreign governmental or regulatory authority alleging or asserting material noncompliance with any Applicable Laws or any licenses, certificates, approvals, clearances, authorizations, permits and supplements or amendments thereto required by any such Applicable Laws (“Authorizations”), which would not, individually or in the aggregate, result in a material adverse effect; (C) possesses all material Authorizations necessary for the operation of its business as described in the Field and such Authorizations are valid and in full force and effect and Inspirevax is not in material violation of any term of any such Authorizations; and (D) since January 1, 2011, (1) has not received notice of any claim, action, suit, proceeding, hearing, enforcement, investigation, arbitration or other action from the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party alleging that any product operation or activity is in material violation of any Applicable Laws or Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority or third party is considering any such claim, litigation, arbitration, action, suit investigation or proceeding; (2) has not received notice that the FDA or any other federal, state, local or foreign governmental or regulatory authority has taken, is taking or intends to take action to limit, suspend, modify or revoke any material Authorizations and has no knowledge that the FDA or any other federal, state, local or foreign governmental or regulatory authority is considering such action; (3) has filed, obtained, maintained or submitted all material reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments as required by any Applicable Laws or Authorizations and that all such reports, documents, forms, notices, applications, records, claims, submissions and supplements or amendments were materially complete and correct on the date filed (or were corrected or supplemented by a subsequent submission); and (4) has not, either voluntarily or involuntarily, initiated, conducted, or issued or caused to be initiated, conducted or issued, any recall, market withdrawal or replacement, safety alert, post-sale warning, “dear doctor” letter, or other notice or action relating to the alleged lack of safety or efficacy of any product or any alleged product defect or violation and, to Inspirevax’s knowledge, no third party has initiated, conducted or intends to initiate any such notice or action.

Except, in each of (ix) through (xii), for any instances which would not, individually or in the aggregate, result in a material adverse effect on the rights granted to Oragenics hereunder or Inspirevax’s ability to perform its obligations hereunder.

(e) Manufacture of Existing Inventory. The Existing Inventory (i) has been manufactured in compliance with the current good manufacturing practice and standards contemplated by the Food and Drugs Act (Canada) in force at the time of manufacture of the relevant BDX Products, but solely to the extent such Existing Inventory is identified as GMP-grade product in Schedule C hereto; and (ii) will conform at the time of delivery to Oragenics to the applicable specifications for each BDX Product set forth in Schedule D hereto.

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8.3 Warranty Disclaimer. EXCEPT FOR THE EXPRESS WARRANTIES PROVIDED IN THIS ARTICLE 8, EACH PARTY HEREBY DISCLAIMS ANY AND ALL OTHER WARRANTIES, EITHER EXPRESS OR IMPLIED, INCLUDING WITHOUT LIMITATION ANY WARRANTIES OF TITLE, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

8.4 Limitation of Liability. IN NO EVENT SHALL INSPIREVAX, ORAGENICS OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AND AGENTS BE LIABLE TO THE OTHER PARTY INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY KIND ARISING IN ANY WAY OUT OF THIS AGREEMENT OR THE LICENSE OR RIGHTS GRANTED HEREUNDER, HOWEVER CAUSED AND ON ANY THEORY OF LIABILITY, INCLUDING WITHOUT LIMITATION ECONOMIC DAMAGES OR INJURY TO PROPERTY OR LOST PROFITS, REGARDLESS OF WHETHER SUCH PARTY SHALL BE ADVISED, SHALL HAVE OTHER REASON TO KNOW, OR IN FACT SHALL KNOW OF THE POSSIBILITY OF THE FOREGOING.

ARTICLE 9

Indemnification

9.1 Indemnification by Inspirevax. Inspirevax agrees to indemnify, hold harmless, and defend Oragenics and its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Oragenics Indemnitees”) from and against any and all liabilities, damages, costs, expenses, or losses (including reasonable legal expenses and attorneys’ fees) (collectively, “Losses”) resulting from any claims, suits, actions, demands, or other proceedings brought by a Third Party (collectively, “Claims”) to the extent arising from (a) the negligence or willful misconduct of Inspirevax or any of its Affiliates, or their respective employees or agents; or (b) breach by Inspirevax of any representation, warranty or covenant in this Agreement. Notwithstanding the foregoing, Inspirevax shall not have any obligation to indemnify the Oragenics Indemnitees to the extent that a Claim arises from (i) the negligence or willful misconduct of Oragenics or any of its Affiliates, licensees, or Sublicensees, or their respective employees or agents; or (ii) a breach by Oragenics of a representation, warranty, or covenant of this Agreement.

9.2 Indemnification by Oragenics. Oragenics agrees to indemnify, hold harmless, and defend Inspirevax and its Affiliates and their respective directors, officers, employees, and agents (collectively, the “Inspirevax Indemnitees”) from and against any Losses resulting from Claims, to the extent arising from any of the following: (a) the negligence or willful misconduct of Oragenics or any of its Affiliates or their respective employees or agents; or (b) breach by Oragenics of any material representation, warranty or covenant in this Agreement; (c) any alleged Third Party infringement or misappropriation claim of intellectual property in relation to the Development, manufacture or Commercialization of a Combination Product; or (d) the use of a Combination Product. Notwithstanding the foregoing, Oragenics shall not have any obligation to indemnify the Inspirevax Indemnitees to the extent that a Claim arises from (i) the negligence or willful misconduct of Inspirevax or any of its Affiliates, or their respective employees or agents; or (ii) a breach by Inspirevax of a representation, warranty, or covenant of this Agreement.

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9.3 Control of Defense. As a condition precedent to any indemnification obligations hereunder, any entity entitled to indemnification under this ARTICLE 9 shall give written notice to the indemnifying Party of any Claims that may be subject to indemnification, promptly after learning of such Claim. If such Claim falls within the scope of the indemnification obligations of this ARTICLE 9, then the indemnifying Party shall assume the defense of such Claim with counsel reasonably satisfactory to the indemnified Party. The indemnified Party shall cooperate with the indemnifying Party in such defense. The indemnified Party may, at its option and expense, be represented by counsel of its choice in any action or proceeding with respect to such Claim. The indemnifying Party shall not be liable for any litigation costs or expenses incurred by the indemnified Party without the indemnifying Party’s written consent, such consent not to be unreasonably withheld. The indemnifying Party shall not settle any such Claim if such settlement (a) does not fully and unconditionally release the indemnified Party from all liability relating thereto or (b) adversely impacts the exercise of the rights granted to the indemnified Party under this Agreement, unless the indemnified Party otherwise agrees in writing.

ARTICLE 10

INSURANCE

10.1 Insurance. During the Term, Oragenics shall carry and maintain at its sole expense, comprehensive general liability insurance (including but not limited to commercial general liability and products liability) and professional liability insurance and such other coverage as may be reasonably recommended by Inspirevax’s insurers from time to time. All such insurance shall (a) be issued by insurers having an AM Best (A-) or higher rating as acceptable by Inspirevax and (b) name Inspirevax as an additional insured with a full waiver of subrogation in favour of Inspirevax. Oragenics shall provide Inspirevax at least thirty (30) calendar days advance notice of any cancellation, termination, or material alteration of said insurance policies. Oragenics shall deliver to Inspirevax, prior to the execution of this Agreement and at any other time upon reasonable request, an insurer or insurer’s agent signed certificates of insurance as well as all other documents which Inspirevax may reasonably require, as evidence that policies providing such coverage and limits of insurance are in full force and effect. If any such insurance is on a “claims made basis”, such insurance must be maintained for six (6) years following termination of this Agreement for any reason whatsoever.

10.2 Failure to Comply. Neither Oragenics’ failure to comply with any or all of the insurance provisions of this Agreement nor the failure to secure endorsements on the policies as may be necessary to carry out the terms and provision of this Agreement shall be construed to limit or relieve Oragenics of any of its obligations under this Agreement including, without limitation, those set out in Section 10.1.

ARTICLE 11

Term; Termination

11.1 Term. Unless earlier terminated pursuant to the terms hereof, the term of this Agreement shall commence upon the Effective Date and will remain in effect, on a jurisdiction-by-jurisdiction basis, until the latest of (a) the last date on which the Combination Product is covered by a valid patent claim, (b) the expiration of regulatory exclusivity which provides market exclusivity for the Combination Product in such jurisdiction of the Territory, and (c) twenty (20) years from the first commercial sale of the Combination Product in such jurisdiction in the Territory (the “Term”).

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11.2 Termination for Material Breach. Either Party shall have the right to terminate this Agreement upon written notice to the other Party if the other Party commits any material breach of this Agreement that such breaching Party fails to cure within sixty (60) days following written notice from the nonbreaching Party specifying such breach.

11.3 Termination Without Material Breach. In addition to Termination for Material Breach pursuant to Section 11.2, Oragenics shall have the right to voluntarily terminate this Agreement by providing thirty (30) days written notice to Inspirevax. Upon the effective date of such termination notice, Inspirevax will use commercially reasonable efforts to avoid additional expenses and/or minimize expenses, where such expenses are non-cancellable.

11.4 Effects of Termination. In the event of termination of this Agreement pursuant to Section 11.2 (Termination for Material Breach) or Section 11.3 (Termination Without Material Breach), the following shall apply:

(a) Termination of License. All rights and licenses granted by Inspirevax to Oragenics under this Agreement shall terminate and shall revert to Inspirevax without further action by either Inspirevax or Oragenics.

(b) Reports and Payments. Final Royalty Reports in accordance with Section 5.3 shall be submitted by Oragenics and all payments, including without limitation any Royalty Payments and Milestone Payments, accrued or due to Inspirevax as of the effective date of termination of the Agreement shall become immediately payable.

(c) Regulatory Filings. Following termination and at the written request of Inspirevax, Oragenics shall promptly assign to Inspirevax, and will provide full copies of, all regulatory approvals and regulatory filings that relate specifically to the research and clinical and non-clinical trial conducted under this Agreement. Oragenics shall also take such actions and execute such other instruments, assignments and documents as may be necessary to effect the transfer of rights thereunder to Inspirevax.

(d) Third-Party Agreements. At Inspirevax’s written request, Oragenics shall promptly provide to Inspirevax copies of all ongoing Third-Party agreements under which Oragenics or its Affiliates entered into to conduct the research and clinical and non-clinical trials under this Agreement. At Inspirevax’s written request, and to the extent reasonably possible, the Parties will work together in good faith to assign, or if need be sublicense, any such Third-Party agreements to Inspirevax. Thereafter Inspirevax shall be fully responsible for all obligations due for its actions under the sublicensed or assigned Third Party agreements.

(e) CMC. In the event that this Agreement is terminated prior to Commercialization and unless Inspirevax elects to continue the CMC development of the BDX Product, Oragenics will be responsible for all costs relating to the termination of the Combination Product Phase 2b/3 CMC development including the CDMO termination costs and any non-refundable reservation fees. If Inspirevax elects to continue CMC development of the BDX Product with its own funding and the CDMO’s activities are not terminated, there will be no termination costs to be paid by either party. For avoidance of doubt, in such case, Inspirevax will not have to compensate Oragenics for the non-refundable reservation fees.

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(f) Further Assistance. Oragenics shall provide, at its own costs and expense, any other assistance or take any other actions, in each case, reasonably requested by Inspirevax as necessary to transfer to Inspirevax the Development, manufacture and Commercialization of the Combination Products in the Territory, and will execute all documents as may be reasonably requested by Licensors in order to give effect to this Section 11.3.

(g) Confidential Information. Each Party shall promptly return, or at the other Party’s written request destroy, any Confidential Information of the other Party in such Party’s possession or control at the time of termination; provided, however, that each Party shall be permitted to retain (i) a single copy of each item of Confidential Information of the other Party in its confidential legal files for the sole purpose of monitoring and enforcing its compliance with ARTICLE 7, (ii) Confidential Information of the other Party that is maintained as archive copies on the recipient Party’s disaster recovery and/or information technology backup systems. The recipient of Confidential Information shall continue to be bound by the terms and conditions of this Agreement with respect to any such Confidential Information retained in accordance with this Section 11.4(g).

11.5 Surviving Obligations. Termination or expiration of this Agreement shall not affect any rights of either Party arising out of any event or occurrence prior to termination, including, without limitation, any obligation of Oragenics to pay any amount which became due and payable under the terms and conditions of this Agreement prior to expiration or such termination. The following portions of this Agreement shall survive termination or expiration of this Agreement: Sections 3.3, 11.4 and 11.5; ARTICLE 6, ARTICLE 7, ARTICLE 9, ARTICLE 10, ARTICLE 12, and ARTICLE 13; and any relevant definitions in ARTICLE 1.

ARTICLE 12

Dispute Resolution

12.1 Disputes. It is the objective of the Parties to establish procedures to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and without resort to litigation. In the event of any disputes, controversies or differences which may arise between the Parties out of or in relation to or in connection with this Agreement (other than disputes arising from the JDC as referenced in Section 2.3), including, without limitation, any alleged failure to perform, or breach, of this Agreement, or any issue relating to the interpretation or application of this Agreement, then upon the request of either Party by written notice, the Parties agree to meet and discuss in good faith a possible resolution thereof, which good faith efforts shall include at least one in-person meeting between the Chief Executive Officers of each Party. If the matter is not resolved within thirty (30) days following the written request for discussions, either Party may then invoke the provisions of Section 12.2.

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12.2 Arbitration. Any dispute, controversy, difference or claim which may arise between the Parties out of or in relation to or in connection with this Agreement (including, without limitation, arising out of or relating to the validity, construction, interpretation, enforceability, breach, performance, application or termination of this Agreement) that is not resolved pursuant to Section 12.1 shall, subject to such Section, be settled by binding “baseball arbitration” as follows. Either Party, following the end of the thirty (30) day period referenced in Section 12.1, may refer such issue to arbitration by submitting a written notice of such request to the other Party. Promptly following receipt of such notice, the Parties shall meet and discuss in good faith and seek to agree on an arbitrator to resolve the issue, which arbitrator shall be neutral and independent of both Parties and all of their respective Affiliates, shall have significant experience and expertise in licensing agreements in the pharmaceutical and biotechnology industries, and shall have some experience in mediating or arbitrating issues relating to such agreements. If the Parties cannot agree on a single arbitrator within fifteen (15) days of request by a Party for arbitration, then each Party shall select an arbitrator meeting the foregoing criteria and the two (2) arbitrators so selected shall select within ten (10) days of their appointment a third arbitrator meeting the foregoing criteria. Within fifteen (15) days after an arbitrator(s) is selected (in the case of the three-person panel, when the third arbitrator is selected), each Party will deliver to both the arbitrator(s) and the other Party a detailed written proposal setting forth its proposed terms for the resolution for the matter at issue (the “Proposed Terms” of the Party) and a memorandum (the “Support Memorandum”) in support thereof. The Parties will also provide the arbitrator(s) a copy of this Agreement, as it may be amended at such time. Within fifteen (15) days after receipt of the other Party’s Proposed Terms and Support Memorandum, each Party may submit to the arbitrator(s) (with a copy to the other Party) a response to the other Party’s Support Memorandum. Neither Party may have any other communications (either written or oral) with the arbitrator(s) other than for the sole purpose of engaging the arbitrator or as expressly permitted in this Section 12.2; provided that, the arbitrator(s) may convene a hearing if the arbitrator(s) so chooses to ask questions of the Parties and hear oral argument and discussion regarding each Party’s Proposed Terms. Within sixty (60) days after the arbitrator’s appointment, the arbitrator(s) will select one of the two Proposed Terms (without modification) provided by the Parties that he or she believes is most consistent with the intention underlying and agreed principles set forth in this Agreement. The decision of the arbitrator(s) shall be final, binding, and unappealable. For clarity, the arbitrator(s) must select as the only method to resolve the matter at issue one of the two sets of Proposed Terms, and may not combine elements of both Proposed Terms or award any other relief or take any other action.

12.3 Governing Law. This Agreement shall be governed by and construed under the substantive laws of the State of Delaware, excluding any conflicts or choice of law rule or principle that might otherwise refer construction or interpretation of this Agreement to the substantive law of another jurisdiction.

12.4 Award. Any award to be paid by one Party to the other Party as determined by the arbitrator(s) as set forth above under Section 12.2 shall be promptly paid in United States dollars free of any tax, deduction or offset; and any costs, fees or taxes incident to enforcing the award shall, to the maximum extent permitted by law, be charged against the losing Party. Each Party agrees to abide by the award rendered in any arbitration conducted pursuant to this ARTICLE 12, and agrees that, subject to the United States Federal Arbitration Act, 9 U.S.C. §§ 1-16, judgment may be entered upon the final award in the United States District Court located in Delaware and that other courts may award full faith and credit to such judgment in order to enforce such award. The award shall include interest from the date of any damages incurred for breach of the Agreement, and from the date of the award until paid in full, at a rate fixed by the arbitrator(s). With respect to money damages, nothing contained herein shall be construed to permit the arbitrator(s) or any court or any other forum to award consequential, incidental, special, punitive or exemplary damages. By entering into this agreement to arbitrate, the Parties expressly waive any claim for consequential, incidental, special, punitive or exemplary damages. The only damages recoverable under this Agreement are direct compensatory damages.

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12.5 Costs. Each Party shall bear its own legal fees. The arbitrator(s) shall assess his or her costs, fees and expenses against the Party losing the arbitration.

12.6 Injunctive Relief. Nothing in this ARTICLE 12 will preclude either Party from seeking equitable relief or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Specifically, the Parties agree that a material breach by either Party of its obligations in Section 3.2 or ARTICLE 7 of this Agreement may cause irreparable harm to the other Party, for which damages may not be an adequate remedy. Therefore, in addition to its rights and remedies otherwise available at law, including, without limitation, the recovery of damages for breach of this Agreement, upon an adequate showing of material breach of such Section 3.2 or ARTICLE 7, and without further proof of irreparable harm other than this acknowledgement, such non-breaching Party shall be entitled to seek (a) immediate equitable relief, specifically including, but not limited to, both interim and permanent restraining orders and injunctions, without bond, and (b) such other and further equitable relief as the court may deem proper under the circumstances. For the avoidance of doubt, nothing in this Section 12.6 shall otherwise limit a breaching Party’s opportunity to cure a material breach as permitted in accordance with Section 11.2.

12.7 Confidentiality. The arbitration proceeding shall be confidential, and the arbitrator(s) shall issue appropriate protective orders to safeguard each Party’s Confidential Information. Except as required by law, no Party shall make (or instruct the arbitrator(s) to make) any public announcement with respect to the proceedings or decision of the arbitrator(s) without prior written consent of the other Party. The existence of any dispute submitted to arbitration, and the award, shall be kept in confidence by the Parties and the arbitrator(s), except as required in connection with the enforcement of such award or as otherwise required by applicable law.

12.8 Survivability. Any duty to arbitrate under this Agreement shall remain in effect and be enforceable after termination of this Agreement for any reason.

12.9 Jurisdiction. For the purposes of this ARTICLE 12, the Parties acknowledge their diversity and agree to accept the jurisdiction of the United States District Court located in Delaware for the purposes of enforcing or appealing any awards entered pursuant to this ARTICLE 12 and for enforcing the agreements reflected in this ARTICLE 12 and agree not to commence any action, suit or proceeding related thereto except in such courts.

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ARTICLE 13

General Provisions

13.1 Use of Name. No right, express or implied, is granted by this Agreement to either Party to publicly use in any manner the name of the other or any other trade name or trademark of the other in connection with the performance of this Agreement, except that (a) either Party may use the name of the other Party as required by regulations and in any press releases that both Parties have agreed upon in writing.

13.2 LIMITATION OF LIABILITY. NEITHER PARTY SHALL BE LIABLE TO THE OTHER FOR ANY SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, OR INDIRECT DAMAGES ARISING FROM OR RELATING TO ANY BREACH OF THIS AGREEMENT, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES. NOTWITHSTANDING THE FOREGOING, NOTHING IN THIS PARAGRAPH IS INTENDED TO LIMIT OR RESTRICT THE INDEMNIFICATION RIGHTS OR OBLIGATIONS OF ANY PARTY UNDER ARTICLE 9, OR DAMAGES AVAILABLE FOR BREACHES OF THE OBLIGATIONS SET FORTH IN ARTICLE 7.

13.3 Independent Parties. Neither Party is the employee or legal representative of the other Party for any purpose. Neither Party shall have the authority to enter into any contracts in the name of or on behalf of the other Party. This Agreement shall not constitute, create, or in any way be interpreted as a joint venture, partnership, or business organization of any kind.

13.4 Notice. All notices, including notices of address change, required or permitted to be given under this Agreement shall be in writing and deemed to have been given when delivered if personally delivered or sent by facsimile (provided that the party providing such notice promptly confirms receipt of such transmission with the other party by telephone), on the business day after dispatch if sent by a nationally-recognized overnight courier and on the third business day following the date of mailing if sent by certified mail, postage prepaid, return receipt requested, or on the same business day, if sent by email during business hours. All such communications shall be sent to the address or facsimile number set forth below (or any updated addresses or facsimile number communicated to the other Party in writing):

If to Inspirevax:	Inspirevax Inc. 46 rue de Saint-Tropez Kirkland, Québec Canada, H9J 2K6 Attention: Joseph Zimmermann Fax: (438) 404-4147 Email: joseph@inspirevax.com

If to Oragenics:	Oragenics, Inc. 4902 Eisenhower Blvd. Suite 125 Tampa, FL 33634 Attention: Chief Executive Officer Fax: (813) 286-7904 Email: kmurphy@oragenics.com

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with a copy to:	Shumaker, Loop & Kendrick, LLP 101 E. Kennedy Blvd., Suite 2800 Tampa, FL 33602 Attention: Mark Catchur, Esq. Fax: (813) 229-1660 Email: mcatchur@shumaker.com

13.5 Severability. In the event any provision of this Agreement is held to be invalid or unenforceable, the valid or enforceable portion thereof and the remaining provisions of this Agreement will remain in full force and effect.

13.6 Waiver. Any waiver (express or implied) by either Party of any breach of this Agreement shall not constitute a waiver of any other or subsequent breach.

13.7 Entire Agreement; Amendment. This Agreement, including any exhibits attached hereto, constitute the entire, final, complete and exclusive agreement between the Parties and supersede all previous agreements or representations, written or oral, with respect to the subject matter of this Agreement (including the Research Agreement, the term sheet entered into between the Parties dated December 22, 2022 and any prior confidentiality agreement between the Parties). All information of Inspirevax or Oragenics to be kept confidential by the other Party under any prior confidentiality agreement, as of the Effective Date, shall be maintained as Confidential Information by such other Party under the obligations set forth in ARTICLE 7 of this Agreement. This Agreement may not be modified or amended except in a writing signed by a duly authorized representative of each Party.

13.8 Non-assignability; Binding on Successors. Any attempted assignment of the rights or delegation of the obligations under this Agreement shall be void without the prior written consent of the non-assigning or non-delegating Party; provided, however, that either Party may assign its rights or delegate its obligations under this Agreement without such consent (a) to an Affiliate of such Party or (b) to its successor in interest in connection with any merger, acquisition, consolidation, corporate reorganization, or similar transaction, or sale of all or substantially all of its assets, provided that such assignee agrees in writing to assume and be bound by the assignor’s obligations under this Agreement. This Agreement shall be binding upon, and inure to the benefit of, the successors, executors, heirs, representatives, administrators and permitted assigns of the Parties.

13.9 Currency. Unless otherwise expressly provided herein, all references to “dollars” or “$” herein shall refer to United States dollars.

13.10 Force Majeure. Neither Party shall be liable to the other for its failure to perform any of its obligations under this Agreement, except for payment obligations, during any period in which such performance is delayed because rendered impracticable or impossible due to circumstances beyond its reasonable control, including without limitation earthquakes, governmental regulation, fire, flood, labor difficulties, civil disorder, acts of terrorism and acts of God, provided that the Party experiencing the delay promptly notifies the other Party of the delay.

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13.11 No Other Licenses. Neither Party grants to the other Party any rights or licenses in or to any intellectual property, whether by implication, estoppel, or otherwise, except to the extent expressly provided for under this Agreement.

13.12 Legal Compliance. The Parties shall review in good faith and cooperate in taking such actions to ensure compliance of this Agreement with all applicable laws.

13.13 Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile, PDF, or other means of electronic communication), each of which taken together will constitute one and the same instrument, and any of the Parties hereto may execute this Agreement by signing any such counterpart.

13.14 GSK License The Parties agree that all terms and conditions set forth in this Agreement should be consistent with GSK License. In the event of conflict between the terms of this Agreement and the GSK License, the terms of the GSK License prevails.

13.15 NRC License The Parties agree that all terms and conditions set forth in this Agreement should be consistent with the July 26, 2021 Oragenics and National Research Council of Canada license agreement (NRC License). In the event of conflict between the terms of this Agreement and the NRC License, the terms of the NRC License prevails.

13.16 NIH License The Parties agree that all terms and conditions set forth in this Agreement should be consistent with the March 12, 2020 National Institutes of Health license agreement (NIH License). In the event of conflict between the terms of this Agreement and the NIH License, the terms of the NIH License prevails.

13.17 Additional Targets. For a period of [***] days following the Effective Date (the “Exclusivity Period”), Inspirevax agrees to exclusively negotiate with Oragenics the terms and conditions of an option agreement to license the development rights to the BDX Products as regards the [***], [***] and [***] as additional vaccine targets (the “Additional Targets”). Such option agreement would provide that, if the option is exercised, option exercise payments, milestones, and royalties would be included as a supplement to this Agreement. During the Exclusivity Period, Inspirevax agrees to not enter into a letter of intent, memorandum of understanding, agreement in principle, commitment or agreement with a person other than Oragenics relating to grant of license rights to the BDX Products in relation to the Additional Targets.

[Remainder of page intentionally left blank.]

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In Witness Whereof, the Parties hereto have duly executed this Research License Agreement.

INSPIREVAX Inc.		Oragenics, Inc.

By:	/s/ Joseph Zimmermann	By:	/s/ Kimberly M. Murphy
Name:	Joseph Zimmermann	Name:	Kimberly M. Murphy
Title:	President & CEO	Title:	President & CEO

[Signature Page to Commercial License Agreement]

Schedule A

Royalty Report

Reporting Information
Reporting Period	From: / /	To: / /
Prepared By
Payment Date and Method
Services

Royalty Computation
Sales Vol. 1st Mo.	Sales Vol. 1st Mo.	Sales Vol. 1st Mo.	Total Gross Sales*	Less Deductions	Net Sales	Royalty Rate	Royalty Amount	Total Royalty (USD)

Total:

Itemized Deductions
Explanation of Deduction (Permitted deductions are listed in the License Agreement. Also note any unusual occurrences that affected royalty amounts during this period.)	Deduction Amount ($)

Total Deduction:

Sublicense Income
Sublicense Name	Sublicense Income	Sublicense Rate (%)	Sublicense Amount ($)	Conversion Rate (%)	Total Royalty in US ($)

Total:
Total Payment Due

Schedule B

Inspirevax Patents

Compositions and Methods for Activating Innate and Allergic Immunity

Patent Number	Expiration Date	Status
US 8,173,140	22 October 2024	In good standing in US
US 8,709,447	22 October 2024	In good standing in US
US 9,433,672	22 October 2024	In good standing in US
EP 1,689,433	22 October 2024	In good standing in Belgium, Germany, Spain, France, Great Britain and Italy
EP 2,174,665	22 October 2024	In good standing in Belgium, Germany, Spain, France, Great Britain, Holland and Italy
JP 4,966,661	22 October 2024	In good standing in Japan

Schedule C

BDX Products

BDX Products are BDX300 and BDX301

BDX300 and BDX301 are mucosal vaccine adjuvant formulations comprised of outer membrane proteins and lipo-oligosaccharide from Neisseria meningitidis and other bacterial components from this source which are manufactured using methods described in US Patent 9,433,672 and with proprietary know-how that is the intellectual property of Inspirevax.

Existing Inventory and Pricing for BDX Products

Item	Description	Amount in Inventory	Cost	Comments
1	Neisseria meningitidis GMP Cell Paste (Lot MENB2167-F-2019012C-01)	[***] bottles	[***] per bottle	- Each bottle contains approximately [***] mL concentrated N. meningitidis cell paste. - Full scale production utilizes [***] bottles per lot.
2	BDX301 mucosal adjuvant Bulk Drug Substance – (non-GMP) Engineering Lot (X0001DSPE001)	[***] mg	[***]/mg
3	BDX301 mucosal adjuvant Bulk Drug Substance – (non-GMP) Lot (X0001DSPC001)	[***] mg	[***]/mg	- This lot was not released for clinical use due to in process deviation. QC testing values at time of production were within specification. Consequently, this material may be suitable for formulation development activities.
4	BDX301 mucosal adjuvant Bulk Drug Substance - GMP Lot (X0001DSPC002)	[***] mg	[***]/mg	- In addition to this amount, Oragenics owns [***] mg of material that is in storage at Biodextris and has already been purchased from Inspirevax.

NOTES:

-	The costs for items 1,2 and 3 are for material currently in Inspirevax’ inventory and reflect a reduction in price due to recovery of costs from prior activities.

-	Pricing is in US Dollars.

-	Inventory as of February 8, 2023.

-	Pricing for BDX Products other than the Existing Inventory will be subject to a separate agreement between the parties to be negotiated in good faith.

Schedule D

BDX Products Specifications

[***]

[***]